Exhibit 1.1

CT-373821

REDUCTION OF SHARE CAPITAL

TO WHOM IT MAY CONCERN

I, D. Evadne Ebanks, Senior Assistant Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY THAT the minute set out below dated 25th August 2026 with respect to the reduction of share capital by Solvency Statement dated 1st August 2026 of

Ridgetech, Inc.

was duly registered on the 2nd September 2026 in compliance with all the requirements of the Companies Act (Revised)

Minute

The authorised share capital of the Company was, by virtue of a special resolution of its shareholders passed on 25 August 2026 and supported by a solvency statement in accordance with Section 14A of the Companies Act of the Cayman Islands (As Revised), reduced FROM US$36,010,000 divided into (i) 240,000,000 Ordinary Shares of a par value of US$0.15 each and (ii) 10,000,000 preferred shares of a par value of US$0.001 each, 2,000,000 of which are designated as Series A Preferred Shares, TO US$36,010,000 divided into (i) 360,000,000,000 Ordinary Shares of a par value of US$0.0001 each and (ii) 10,000,000 preferred shares of a par value of US$0.001 each, 2,000,000 of which are designated as Series A Preferred Shares.

At the date of registration of this minute, 3,629,540 Ordinary Shares and 100,000 preferred shares designated as Series A Preferred Shares are issued and are fully paid up and the remainder are unissued.

Authorisation Code : 668352623866
www.verify.gov.ky
07 September 2026

Given under my hand and Seal at George Town
in the Island of Grand Cayman this
2nd day of September Two Thousand Twenty-Six

Senior Assistant Registrar of Companies
Cayman Islands

Authorisation Code : 668352623866
www.verify.gov.ky
07 September 2026